================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                ------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         -----------------------------
                         (Title of Class of Securities)


                                    714157104
                                 ---------------
                                 (CUSIP Number)


                                  MARCH 2, 2007
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ] Rule 13d-1(b)
            [X] Rule 13d-1(c)
            [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page  2 of 15 Pages
----------------------                                   -----------------------

--------------------------------------------------------------------------------
1       Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        SANDLER CAPITAL MANAGEMENT
--------------------------------------------------------------------------------
2       Check the Appropriate Box If a Member of a Group
                                                                   a.  [_]
                                                                   b.  [_]
--------------------------------------------------------------------------------
3       SEC Use Only


--------------------------------------------------------------------------------
4       Citizenship or Place of Organization

        NEW YORK
--------------------------------------------------------------------------------
                           5       Sole Voting Power
   Number of
                                   -0-
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Benefically
                                   2,816,676
    Owned By               -----------------------------------------------------
                           7       Sole Dispositive Power
     Each
                                   -0-
   Reporting               -----------------------------------------------------
                           8       Shared Dispositive Power
  Person With
                                   2,816,676
--------------------------------------------------------------------------------
9      Aggregate Amount Beneficially Owned by Each Reporting Person

       2,816,676 shares of Common Stock
--------------------------------------------------------------------------------
10     Check Box If the Aggregate Amount in Row (9) Excludes Certain
       Shares (See Instructions)
                                                                       [_]
--------------------------------------------------------------------------------
11     Percent of Class Represented By Amount in Row (9)

       5.41%
--------------------------------------------------------------------------------
12     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page  3 of 15 Pages
----------------------                                   -----------------------

--------------------------------------------------------------------------------
1       Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        SANDLER ASSOCIATES
--------------------------------------------------------------------------------
2       Check the Appropriate Box If a Member of a Group
                                                                   a.  [_]
                                                                   b.  [_]
--------------------------------------------------------------------------------
3       SEC Use Only


--------------------------------------------------------------------------------
4       Citizenship or Place of Organization

        NEW YORK
--------------------------------------------------------------------------------
                           5       Sole Voting Power
   Number of
                                   1,373,476
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Benefically
                                   -0-
    Owned By               -----------------------------------------------------
                           7       Sole Dispositive Power
     Each
                                   1,373,476
   Reporting               -----------------------------------------------------
                           8       Shared Dispositive Power
  Person With
                                   -0-
--------------------------------------------------------------------------------
9      Aggregate Amount Beneficially Owned by Each Reporting Person

       1,373,476 shares of Common Stock
--------------------------------------------------------------------------------
10     Check Box If the Aggregate Amount in Row (9) Excludes Certain
       Shares (See Instructions)
                                                                       [_]
--------------------------------------------------------------------------------
11     Percent of Class Represented By Amount in Row (9)

       2.64%
--------------------------------------------------------------------------------
12     Type of Reporting Person (See Instructions)

       PN
--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page  4 of 15 Pages
----------------------                                   -----------------------

--------------------------------------------------------------------------------
1       Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        SANDLER ASSOCIATES II, L.P.
--------------------------------------------------------------------------------
2       Check the Appropriate Box If a Member of a Group
                                                                   a.  [_]
                                                                   b.  [_]
--------------------------------------------------------------------------------
3       SEC Use Only


--------------------------------------------------------------------------------
4       Citizenship or Place of Organization

        NEW YORK
--------------------------------------------------------------------------------
                           5       Sole Voting Power
   Number of
                                   71,000
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Benefically
                                   -0-
    Owned By               -----------------------------------------------------
                           7       Sole Dispositive Power
     Each
                                   71,000
   Reporting               -----------------------------------------------------
                           8       Shared Dispositive Power
  Person With
                                   -0-
--------------------------------------------------------------------------------
9      Aggregate Amount Beneficially Owned by Each Reporting Person

       71,000 shares of Common Stock
--------------------------------------------------------------------------------
10     Check Box If the Aggregate Amount in Row (9) Excludes Certain
       Shares (See Instructions)
                                                                       [_]
--------------------------------------------------------------------------------
11     Percent of Class Represented By Amount in Row (9)

       0.14%
--------------------------------------------------------------------------------
12     Type of Reporting Person (See Instructions)

       PN
--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page  5 of 15 Pages
----------------------                                   -----------------------

--------------------------------------------------------------------------------
1       Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        SANDLER OFFSHORE FUND, INC.
--------------------------------------------------------------------------------
2       Check the Appropriate Box If a Member of a Group
                                                                   a.  [_]
                                                                   b.  [_]
--------------------------------------------------------------------------------
3       SEC Use Only


--------------------------------------------------------------------------------
4       Citizenship or Place of Organization

        BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                           5       Sole Voting Power
   Number of
                                   424,900
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Benefically
                                   -0-
    Owned By               -----------------------------------------------------
                           7       Sole Dispositive Power
     Each
                                   424,900
   Reporting               -----------------------------------------------------
                           8       Shared Dispositive Power
  Person With
                                   -0-
--------------------------------------------------------------------------------
9      Aggregate Amount Beneficially Owned by Each Reporting Person

       424,900 shares of Common Stock
--------------------------------------------------------------------------------
10     Check Box If the Aggregate Amount in Row (9) Excludes Certain
       Shares (See Instructions)
                                                                       [_]
--------------------------------------------------------------------------------
11     Percent of Class Represented By Amount in Row (9)

       0.82%
--------------------------------------------------------------------------------
12     Type of Reporting Person (See Instructions)

       CO
--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page  6 of 15 Pages
----------------------                                   -----------------------

--------------------------------------------------------------------------------
1       Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        SANDLER PLUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
2       Check the Appropriate Box If a Member of a Group
                                                                   a.  [_]
                                                                   b.  [_]
--------------------------------------------------------------------------------
3       SEC Use Only


--------------------------------------------------------------------------------
4       Citizenship or Place of Organization

        CAYMAN ISLANDS
--------------------------------------------------------------------------------
                           5       Sole Voting Power
   Number of
                                   645,500
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Benefically
                                   -0-
    Owned By               -----------------------------------------------------
                           7       Sole Dispositive Power
     Each
                                   645,500
   Reporting               -----------------------------------------------------
                           8       Shared Dispositive Power
  Person With
                                   -0-
--------------------------------------------------------------------------------
9      Aggregate Amount Beneficially Owned by Each Reporting Person

       645,500 shares of Common Stock
--------------------------------------------------------------------------------
10     Check Box If the Aggregate Amount in Row (9) Excludes Certain
       Shares (See Instructions)
                                                                       [_]
--------------------------------------------------------------------------------
11     Percent of Class Represented By Amount in Row (9)

       1.24%
--------------------------------------------------------------------------------
12     Type of Reporting Person (See Instructions)

       CO
--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page  7 of 15 Pages
----------------------                                   -----------------------

--------------------------------------------------------------------------------
1       Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        ANDREW SANDLER
--------------------------------------------------------------------------------
2       Check the Appropriate Box If a Member of a Group
                                                                   a.  [_]
                                                                   b.  [_]
--------------------------------------------------------------------------------
3       SEC Use Only


--------------------------------------------------------------------------------
4       Citizenship or Place of Organization

        UNITED STATES
--------------------------------------------------------------------------------
                           5       Sole Voting Power
   Number of
                                   -0-
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Benefically
                                   2,816,676
    Owned By               -----------------------------------------------------
                           7       Sole Dispositive Power
     Each
                                   -0-
   Reporting               -----------------------------------------------------
                           8       Shared Dispositive Power
  Person With
                                   2,816,676
--------------------------------------------------------------------------------
9      Aggregate Amount Beneficially Owned by Each Reporting Person

       2,816,676 shares of Common Stock
--------------------------------------------------------------------------------
10     Check Box If the Aggregate Amount in Row (9) Excludes Certain
       Shares (See Instructions)
                                                                       [_]
--------------------------------------------------------------------------------
11     Percent of Class Represented By Amount in Row (9)

       5.41%
--------------------------------------------------------------------------------
12     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page  8 of 15 Pages
----------------------                                   -----------------------

ITEM 1.

     (a)    NAME OF ISSUER: PERMA-FIX ENVIRONMENTAL SERVICES, INC.

     (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            8302 Dunwoody Place, Suite 250
            Atlanta, GA  30350


ITEM 2.

1.   (a)    NAME OF PERSON FILING: Sandler Capital Management

     (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
            711 Fifth Avenue New York, New York 10022

     (c)    CITIZENSHIP OR PLACE OF ORGANIZATION:
            Sandler Capital Management is a registered investment adviser and general partnership organized under the laws of the State of New York.

     (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

     (e)    CUSIP NUMBER: 714157104

2.   (a)    NAME OF PERSON FILING: Sandler Associates ("Sandler Associates")

     (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
            711 Fifth Avenue New York, New York 10022

     (c)    CITIZENSHIP OR PLACE OF ORGANIZATION:
            Sandler Associates is a limited partnership organized under the laws of the State of New York.

     (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

     (e)    CUSIP NUMBER: 714157104

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page  9 of 15 Pages
----------------------                                   -----------------------


3.   (a)    NAME OF PERSON FILING:  Sandler Associates II, L.P.
              ("Sandler Associates II")

     (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
            711 Fifth Avenue New York, New York 10022

     (c)    CITIZENSHIP OR PLACE OF ORGANIZATION:
            Sandler Associates II is a limited partnership organized under the laws of the State of New York.

     (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

     (e)    CUSIP NUMBER: 714157104

4.   (a)    NAME OF PERSON FILING: Sandler Offshore Fund, Inc.
              ("Sandler Offshore")

     (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
            711 Fifth Avenue New York, New York 10022

     (c)    CITIZENSHIP OR PLACE OF ORGANIZATION:
            Sandler Offshore is a corporation organized under the laws of the British Virgin Islands.

     (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

     (e)    CUSIP NUMBER: 714157104

5.   (a)    NAME OF PERSON FILING:  Sandler Plus Master Fund, Ltd.
              ("Sandler Plus")

     (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
            711 Fifth Avenue New York, New York 10022

     (c)    CITIZENSHIP OR PLACE OF ORGANIZATION:
            Sandler Plus is a corporation organized under the laws of the Cayman Islands.

     (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

     (e)    CUSIP NUMBER: 714157104

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page 10 of 15 Pages
----------------------                                   -----------------------


6.   (a)    NAME OF PERSON FILING:  Andrew Sandler

     (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
            711 Fifth Avenue New York, New York 10022

     (c)    CITIZENSHIP OR PLACE OF ORGANIZATION: United States

     (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

     (e)    CUSIP NUMBER: 714157104


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4.     OWNERSHIP.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            1.    Sandler Capital Management:

            (a) Amount beneficially owned: 2,816,676(1)(2) shares of Common Stock, $.001 cents par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC. Reporting Person is the investment adviser to Sandler Associates, Sandler Associates II, Sandler Offshore, Sandler Plus and various managed accounts.

            (b)   Percent of class: 5.41%

            (c)   Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote: 0 shares

                  (ii)   Shared power to vote or to direct the vote:
                         2,816,676(1)(2) shares

                  (iii)  Sole power to dispose or to direct the
                         disposition of: 0 shares

                  (iv) Shared power to dispose or to direct the disposition of: 2,816,676(1)(2) shares

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page 11 of 15 Pages
----------------------                                   -----------------------

            2.    Sandler Associates:

            (a) Amount beneficially owned: 1,373,476 shares of Common Stock, $.001 par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC.

            (b)   Percent of class: 2.64%

            (c)   Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:
                         1,373,476 shares

                  (ii)   Shared power to vote or to direct the vote: 0 shares

                  (iii)  Sole power to dispose or to direct the
                         disposition of: 1,373,476 shares

                  (iv) Shared power to dispose or to direct the disposition of: 0 shares

            3.    Sandler Associates II, L.P.:

            (a) Amount beneficially owned: 71,100 shares of Common Stock, $.001 par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC.

            (b)   Percent of class: 0.14%

            (c)   Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:
                         71,100 shares

                  (ii)   Shared power to vote or to direct the vote: 0 shares

                  (iii) Sole power to dispose or to direct the disposition of: 71,100 shares

                  (iv) Shared power to dispose or to direct the disposition of: 0 shares

            4.    Sandler Offshore Fund, Inc.

            (a) Amount beneficially owned: 424,900 shares of Common Stock, $.001 par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC.

            (b)   Percent of class: 0.82%

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page 12 of 15 Pages
----------------------                                   -----------------------


            (c)   Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:
                         424,900 shares

                  (ii)   Shared power to vote or to direct the vote: 0 shares

                  (iii)  Sole power to dispose or to direct the disposition
                          of: 424,900 shares

                  (iv) Shared power to dispose or to direct the disposition of: 0 shares

            5.    Sandler Plus Master Fund, Ltd.

            (a) Amount beneficially owned: 645,500 shares of Common Stock, $.001 par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC.

            (b)   Percent of class: 1.24%

            (c)   Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:
                         645,500 shares

                  (ii)   Shared power to vote or to direct the vote: 0 shares

                  (iii) Sole power to dispose or to direct the disposition of: 645,500 shares

                  (iv) Shared power to dispose or to direct the disposition of: 0 shares

            6.    Andrew Sandler:

            (a) Amount beneficially owned: 2,816,676((1))((2)) shares of Common Stock, $.001 par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC. Reporting Person is the portfolio manager of Sandler Associates, Sandler Associates II, Sandler Offshore and various separately managed accounts.

            (b)   Percent of class: 5.41%

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page 13 of 15 Pages
----------------------                                   -----------------------


            (c)   Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote: 0 shares

                  (ii)   Shared power to vote or to direct the vote:
                         2,816,676(1)(2) shares

                  (iii) Sole power to dispose or to direct the disposition of: 0 shares

                  (iv) Shared power to dispose or to direct the disposition of: 2,816,676(1)(2) shares

--------------
(1)  Includes  1,373,476,  71,100,  424,900 and 645,500 shares of Common Stock beneficially owned by Sandler Associates, Sandler Associates II, Sandler Offshore and Sandler Plus, respectively, and 301,700 shares of Common Stock beneficially owned by separately managed accounts.
(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Exhibit A for Joint Filing Agreement.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATIONS.

            By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and dare not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page 14 of 15 Pages
----------------------                                   -----------------------


                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 7, 2007                        SANDLER CAPITAL MANAGEMENT

                                            By: ALCR Corp., a general partner

                                            By: /s/ Moira Mitchell
                                                ---------------------------
                                            Name:  Moira Mitchell
                                            Title: President


Date:  March 7, 2007                        SANDLER ASSOCIATES


                                            By: /s/ Andrew Sandler
                                                ---------------------------
                                            Name:  Andrew Sandler
                                            Title: General Partner


Date:  March 7, 2007                        SANDLER ASSOCIATES II, L.P.


                                            By: /s/ Andrew Sandler
                                                ---------------------------
                                            Name:  Andrew Sandler
                                            Title: General Partner


Date:  March 7, 2007                        SANDLER OFFSHORE FUND, INC.


                                            By: /s/ Steven Warshavsky
                                                ---------------------------
                                            Name:  Steven Warshavsky
                                            Title: Director


Date:  March 7, 2007                        SANDLER PLUS MASTER FUND LTD.


                                            By: /s/ Steven Warshavsky
                                                ---------------------------
                                            Name:  Steven Warshavsky
                                            Title: Director


Date:  March 7, 2007                        By: /s/ Andrew Sandler
                                                ----------------------
                                            Name:  Andrew Sandler

----------------------                                   -----------------------
CUSIP No. 714157104               SCHEDULE 13G             Page 15 of 15 Pages
----------------------                                   -----------------------


                                   Exhibit A

                            JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of PERMA-FIX ENVIRONMENTAL SERVICES, INC. and that this Agreement be included as an Exhibit to such statement.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the dates set forth next to the undersigned's name.


Date:  March 7, 2007                        SANDLER CAPITAL MANAGEMENT

                                            By: ALCR Corp., a general partner

                                            By: /s/ Moira Mitchell
                                                ---------------------------
                                            Name:  Moira Mitchell
                                            Title: President


Date:  March 7, 2007                        SANDLER ASSOCIATES


                                            By: /s/ Andrew Sandler
                                                ---------------------------
                                            Name:  Andrew Sandler
                                            Title: General Partner


Date:  March 7, 2007                        SANDLER ASSOCIATES II, L.P.


                                            By: /s/ Andrew Sandler
                                                ---------------------------
                                            Name:  Andrew Sandler
                                            Title: General Partner


Date:  March 7, 2007                        SANDLER OFFSHORE FUND, INC.


                                            By: /s/ Steven Warshavsky
                                                ---------------------------
                                            Name:  Steven Warshavsky
                                            Title: Director


Date:  March 7, 2007                        SANDLER PLUS MASTER FUND LTD.


                                            By: /s/ Steven Warshavsky
                                                ---------------------------
                                            Name:  Steven Warshavsky
                                            Title: Director


Date:  March 7, 2007                        By: /s/ Andrew Sandler
                                                ----------------------
                                            Name:  Andrew Sandler